EXHIBIT 10.1

EMPLOYMENT AGREEMENT

BETWEEN

DAVID S. HAFFNER AND

LEGGETT & PLATT, INCORPORATED

1.	Employment		1

2.	Term		1
	2.1	Term	1
	2.2	Early Termination	1

3.	Duties and Authority		2

4.	Compensation		2
	4.1	Base Salary	2
	4.2	Annual Cash Bonus	3
	4.3	Restricted Stock Unit Grant	3
	4.4	Vacations; Other Benefits	3
	4.5	Clawbacks	4

5.	Expenses		4

6.	Disability		4
	6.1	Definition of “Total Disability”	4
	6.2	Offset Payments	4

7.	Executive’s Option to Terminate Agreement		5

8.	Termination by the Company		5
	8.1	Termination For Cause	5
	8.2	Termination Without Cause	6

9.	Effect of Termination		8

10.	Confidential Information		8

11.	Non-Compete		8

12.	Code Section 409A		9

13.	Nonassignability		9

14.	Miscellaneous		9
	14.1	Waivers	9
	14.2	Notices	9
	14.3	Survival of Provisions	10
	14.4	Enforceability	10
	14.5	Entire Agreement	10
	14.6	Governing Law	10

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of May 7, 2009 between Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and David S. Haffner (the “Executive”).

RECITALS

The Company desires that the Executive remain in the employment of the Company. Accordingly, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) has recommended the execution of this Agreement and the Board has authorized the execution of the same. This Agreement supersedes the Employment Agreement between the Company and the Executive dated May 10, 2006.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the Company and the Executive agree as follows:

1.	Employment

The Company hereby confirms its employment of the Executive as its Chief Executive Officer and President, and the Executive hereby confirms his employment in that capacity.

The Executive’s employment under this Agreement is subject to the terms and conditions set out below and will be carried out in Carthage, Missouri, at the Company’s principal executive offices. However, the Executive acknowledges that the nature of his employment may require reasonable domestic and international travel from time to time.

2.	Term

2.1	Term

The term of this Agreement shall commence on May 7, 2009 and shall end on the date of the Annual Meeting of Shareholders in 2013 (the “Term”), unless terminated earlier in accordance with the provisions of this Agreement.

2.2	Early Termination

This Agreement may be terminated prior to expiration of the Term only by reason of any of the following:

(a)	by the Executive upon one year prior written notice;

(b)	in accordance with the Amended and Restated Severance Benefit Agreement between the Company and the Executive dated as of May 7, 2009, as amended from time to time (the “Severance Benefit Agreement”);

(c)	in accordance with Section 6 hereof, upon the Executive’s Total Disability (as defined below);

(d)	by the Executive pursuant to Section 7 hereof;

(e)	by the Company pursuant to Section 8 hereof; or

(f)	automatically upon the death of the Executive.

3.	Duties and Authority

The Executive shall devote his full business time to the affairs of the Company. However, this shall not be deemed to prevent the Executive from devoting such time (which shall not be substantial in the aggregate) to personal business interests that do not unreasonably interfere with the performance of the Executive’s duties hereunder.

The Executive shall use his best efforts, skills and abilities to promote the Company’s interests. The Executive shall serve as director if nominated by the Nominating & Corporate Governance Committee (“N&CG Committee”) and if so elected by the shareholders of the Company; provided, however, the N&CG Committee will not nominate the Executive if such nomination would violate the rules or regulations of the Securities and Exchange Commission or the New York Stock Exchange. The Executive shall perform such duties at the CEO/President level or above assigned to him by the Board.

4.	Compensation

4.1	Base Salary

The Executive shall be paid a base salary at an annual rate of $900,000. Beginning on or about April 1, 2010 and in each successive year during the Term, the Compensation Committee shall appraise the Executive’s performance during the previous calendar year, taking into account such factors as it deems appropriate. As a result of such appraisal, the then annual base salary of the Executive may be increased (but shall not be decreased) by such amount as the Compensation Committee determines in its discretion; provided, however, a reduction in the Executive’s base salary may be permitted to align with a broad-based salary reduction at the Company applicable for such year.

The Executive’s base salary shall be paid in equal bi-weekly installments, unless the Executive elects to defer all or a portion of the base salary under one or more programs offered by the Company.

All salary increases under this section will be made as of the beginning of the first payroll period in which the Company’s other salaried employees generally receive merit related annual salary adjustments.

4.2	Annual Cash Bonus

During the Term, the Executive shall be entitled to earn a cash bonus computed in accordance with the Key Officers Incentive Plan, as amended from time to time, or such other annual incentive plan as the Compensation Committee may establish for which the Executive is eligible (the “Incentive Plan”). The amount of the Executive’s bonus shall be determined by applying an award formula approved by the Compensation Committee to a percentage of Executive’s annual salary on December 31 of each year (“Target Percentage”). The Executive’s target percentage is 80%. The Compensation Committee shall be entitled to amend or supplement the Incentive Plan, the award formula, and the Target Percentage from time to time.

If the Executive’s employment under this Agreement is terminated before December 31 of any year, the Executive shall receive a prorated bonus for the year of termination when bonuses are paid under the terms of the Incentive Plan. This prorated bonus shall bear the same ratio to the actual bonus the Executive would have earned with respect to the year under the Incentive Plan as the number of days this Agreement is in force during such year bears to 365.

4.3	Restricted Stock Unit Grant

The Executive shall be granted a restricted stock unit award in the amount of 140,000 shares (the “RSUs”), which RSUs shall vest 25% on the date of this Agreement and 25% each on the first, second and third anniversaries of the date of this Agreement. The vesting of any tranche of the RSUs shall be conditioned upon the Executive’s continued employment by the Company through the applicable anniversary date, except for the accelerated vesting provided in Section 8.2 and under the terms of the RSU agreement; provided, however that such accelerated vesting shall not accelerate the date that shares of Company stock are issued pursuant to the RSU award. The Executive will not have the rights of a shareholder, including voting and dividend rights, with respect to the RSUs until the underlying shares are issued. The RSUs shall be issued pursuant to the Company’s Flexible Stock Plan.

4.4	Vacations; Other Benefits

The Executive shall be entitled to a reasonable annual vacation (not less than an aggregate of four weeks in any calendar year) with full pay, benefits and allowances.

In addition to the salary, bonus and other payments to be made under this Agreement, the Executive shall be entitled to participate (to the extent legally permitted) in any insurance, pension, profit sharing, stock bonus, stock option, performance stock or stock unit, restricted stock or stock unit, stock purchase or other benefit plan of the Company now existing or hereafter adopted for the benefit of executive officers of the Company or the employees of the Company generally.

At the Company’s expense, the Company shall provide office space, secretarial assistance, supplies and equipment fully adequate to enable the Executive to perform the services contemplated by this Agreement and at least comparable to that being provided to the Executive on the date hereof.

The Company shall provide the Executive with appropriate perquisites at least equal to such perquisites as are generally made available from time to time to the Company’s other senior executive officers.

In addition to the payments provided for in this Section 4 and elsewhere in this Agreement, the Company may from time to time pay the Executive as a salary increase, a bonus or otherwise, such additional amounts as the Compensation Committee shall, in its discretion, determine.

4.5	Clawbacks

Notwithstanding anything in this Agreement, the Executive acknowledges and agrees that the benefits and compensation the Company has agreed to provide under this Agreement are subject to the terms and conditions of the Company’s plans, including, without limitation, the Flexible Stock Plan, Performance Stock Unit Awards, the Key Officer Incentive Plan, Stock Option Grants, and the Severance Benefit Agreement (as amended from time to time), which may include clawbacks requiring the forfeiture or repayment of benefits and compensation under certain conditions.

5.	Expenses

The Company shall pay or reimburse the Executive for all transportation, lodging, meals and related expenses incurred by the Executive on business trips away from the Company’s principal office and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its subsidiaries or affiliates, in accordance with the Company’s travel, entertainment and reimbursement guidelines.

6.	Disability

6.1	Definition of “Total Disability”

The Executive shall be deemed to have a “Total Disability” if he is unable due to illness or injury, for a continuous period of six or more months, to perform substantially all of the material duties under this Agreement. During the continuance of any Total Disability, the Company shall continue to provide the Executive’s cash compensation and other benefits under this Agreement until the date that is 14 months from the first day of the period that culminated in the Total Disability (“Disability Termination Date”). If the Executive continues to have a Total Disability on the Disability Termination Date, his employment under this Agreement shall be terminated on the Disability Termination Date. If the Executive’s employment is terminated pursuant to this Section, that will not be deemed to be a termination of employment by the Company without Cause.

6.2	Offset Payments

The Company’s obligation to continue the Executive’s cash compensation from the date of a Total Disability to the Disability Termination Date shall be reduced by (a) all amounts paid to Executive under disability income insurance policies made available to the Executive by the Company and (b) by all amounts received by the Executive from Social Security disability benefits.

7.	Executive’s Option to Terminate Agreement

Not later than six months after the occurrence of any of the following events, the Executive may elect to terminate his employment under this Agreement by sending notice of termination to the Company:

(a)	The Executive shall not be elected and continue as the Chief Executive Officer, a Director of the Company and a member of the Board’s Executive Committee, unless his failure to serve on the Board or the Executive Committee resulted from the application of SEC or NYSE rules as stated in Section 3 of this Agreement;

(b)	The Company is merged or consolidated with another corporation and the Company is not the survivor;

(c)	The Company is dissolved;

(d)	Substantially all of the assets of the Company are sold to any other person;

(e)	A public tender offer is made for the shares of the Company and the offeror acquires at least 40% of the outstanding common shares of the Company;

(f)	A proxy contest is waged and the person waging the contest acquires working control of the Company; or

(g)	The Executive does not receive a salary increase for any year, unless the failure to receive a salary increase is due to a broad-based salary freeze or reduction at the Company applicable for such year.

The Executive’s employment obligations under this Agreement shall terminate on the date of termination specified in the Executive’s notice to the Company, which date must be within 60 days of the date of the notice.

8.	Termination by the Company

8.1	Termination For Cause

The Company may terminate the Executive’s employment pursuant to this Agreement by discharging the Executive for Cause. The term “Cause” shall be limited to the following events:

(a)	The Executive’s conviction of any crime involving money or other property of the Company or any of its affiliates (including entering into any plea bargain admitting criminal guilt) or of any other crime (whether or not involving the Company or any of its affiliates) that constitutes a felony in the jurisdiction involved; or

(b)	The Executive’s willful breach of the Company’s Code of Business Conduct (or any successor policy) which, in the reasonable opinion of the N&CG Committee, causes injury to the Company that is not insignificant; or

(c)	The Executive’s willful breach of the Company’s Financial Code of Ethics (or any successor policy) which, in the reasonable opinion of the N&CG Committee causes injury to the Company that is not insignificant; or

(d)	The Executive’s willful act or omission involving fraud, misappropriation, or dishonesty which, in the reasonable opinion of the N&CG Committee, (i) causes injury to the Company that is not insignificant or (ii) results in a material personal enrichment to the Executive at the expense of the Company; or

(e)	The Executive’s willful violation of specific written directions of the Company’s Board provided that such directions are consistent with this Agreement and the Executive’s duties, and provided that such violation continues following the Executive’s receipt of written notice by the Board specifying the specific acts or omissions alleged to constitute such violation and such violation continues after affording the Executive reasonable opportunity to remedy such failure after receipt of such notice; or

(f)	The Executive’s continued, repeated, willful failure to substantially perform his duties hereunder; provided, however, that no discharge shall be deemed for Cause under this subsection (f) unless the Executive first receives written notice from the Board advising the Executive of the specific acts or omissions alleged to constitute a failure to perform his duties, and such failure continues after the Executive shall have had a reasonable opportunity to correct the acts or omissions so complained of.

8.2	Termination Without Cause

The Board, at any time and without Cause, may relieve the Executive of his duties under this Agreement upon prior written notice to the Executive. If the Executive’s employment is terminated by the Board without Cause, then except if he is eligible for severance benefits under the Severance Benefit Agreement as a result of a termination of employment pursuant to Section 3.1 thereof, he shall:

(a)	continue to receive his salary through the end of the Term at the salary rate in effect on the date of the written notice of termination (determined without regard to any deferral of compensation);

(b)

be paid a bonus for each period (or partial period) through the end of the Term (i) according to the terms of the Key Officers Incentive Plan (or successor plan) and the award formula for corporate plan participants, (ii) based upon the payout percentages established for performance achieved during the applicable bonus period, and (iii) using the

Executive’s Target Percentage in effect on the date of the written notice of termination (provided, however, that this Subsection shall not require a bonus to be paid for the year of termination that is in addition to the bonus for such year that is already required to be paid pursuant to Section 4.2);

(c)	become immediately 100% vested in the RSUs;

(d)	be deemed a continuing employee through the end of the Term with respect to any vesting, option exercise, or performance period for any options, stock or stock unit grants, or other equity-based compensation granted prior to the date of the written notice of termination, provided, however, the Executive shall not be eligible for any additional options, stock or stock unit grants or other equity-based compensation grants after the date of the written notice of termination;

(e)	receive medical plan coverage for himself, his spouse, and his eligible dependents through the end of the Term that is substantially the same as the coverage offered by the Company to similarly situated active employees at the same cost as is charged to similarly situated active employees; provided, however, that the Company may require the Executive to elect coverage pursuant to COBRA as a condition to continuing such coverage, if and to the extent the Executive is eligible for COBRA, and to the extent that the benefits would be taxable to the Executive or the Company is unable under the terms of its health plan to continue such coverage, the Company shall in lieu of such coverage pay the Executive a taxable cash amount on a monthly basis that equals the amount necessary to purchase substantially equivalent coverage; and

(f)	be given title to the Company car, if any, that the Executive was using at the time of the termination, free of any liens and encumbrances.

Notwithstanding any other provision of this Agreement, the Executive shall receive payments and benefits under this Section (other than the accelerated vesting provided in subsection (c)) only if the Executive timely executes, returns to the Company, and does not revoke a release and covenant not to sue agreement, in a form reasonably acceptable to the Executive and the Company’s legal counsel. The Company shall provide such agreement to the Executive in sufficient time so that if the Executive executes and returns the agreement to the Company within the time period permitted by the Company, the revocation period will expire before the payments and benefits in this Section are required to commence. The taxable payments and taxable benefits in Section 8.2(a), (e), and (f) shall commence 6 months after the Executive’s termination of employment, at which date he shall receive in a lump sum all installments and benefits which accrued from the date of his termination of employment. The payments in Section 8.2(b) shall be paid when bonuses are required to be paid under the terms of the Key Officers Incentive Plan (or successor plan). The stock relating to the RSU vesting in Section 8.2(c) shall be issued when required under the restricted stock unit award. Any payments arising as a result of Section 8.2(d) shall be made when required pursuant to the requirements of the applicable option, stock or stock unit agreement. Any employer subsidy associated with medical plan coverage pursuant to Section 8.2(e) that is not taxable to the Executive shall commence within 60 days following termination of employment and shall include any subsidy accrued from the date of termination of employment.

9.	Effect of Termination

The Company shall have no further financial obligations under this Agreement to the Executive or his estate after his termination of employment, except as provided in Section 8, and except for base salary accrued to the effective date of termination, annual cash bonus, if any, payable pursuant to Section 4.2, benefits that are payable under the terms of any of the Company’s plans, reimbursement for expenses pursuant to Section 5 accrued to the date of termination of employment, and medical plan coverage as provided in Section 11.

10.	Confidential Information

The Executive shall be bound by the Employee Confidentiality and Invention Agreement between the Company and the Executive dated April, 2009, as it may be amended.

11.	Non-Compete

During the Noncompete Period, the Employee will not (either individually or through any entity in which he may be an employee, agent, consultant, director, shareholder, partner or otherwise affiliated), in any part of the Territory (i) engage in any Competitive Activities, (ii) design, develop, manufacture, assemble, process distribute, market or sell any Covered Products, (iii) solicit orders from or seek to do business with any customer of the Company relating to Covered Products or Competitive Activities, or (iv) influence or attempt to influence any employee, representative or advisor of the Company to terminate their employment or relationship with the Company.

The “Noncompete Period” will begin on the date of this Agreement and end on the later of (i) two years after the Employee ceases to be an employee of the Company or (ii) the expiration of the Term, provided that the Noncompete Period shall cease if the Company materially breaches its obligations pursuant to Section 8.2 of this Agreement or Section 3 of the Severance Benefit Agreement.

“Territory” means all of the United States and all other parts of the world to which the Company has sold any Covered Products. “Competitive Activities” means any manufacture, sale, distribution, engineering, design, promotion or other activity which competes with the business of the Company as conducted prior to the date hereof. “Covered Products” means any product which is of the type of, or which is competitive with or a substitute for, the products manufactured, assembled, distributed, marketed, sold or under development by the Company.

Company’s subsidiaries and affiliates (i) are third party beneficiaries of this Section, (ii) shall have all rights and remedies allowed in law or equity (including injunctive relief) to prevent further violations, and (iii) may also seek damages resulting from any violation. If this Section is found to be unenforceable, then the appropriate court may reform this Section so the restrictions are reasonable and enforceable.

During the portion of the Noncompete Period commencing after the Executive’s termination of employment, the Company will provide medical plan coverage to Executive, his spouse, and his eligible dependents that is the same as the coverage offered by the Company to similarly situated active employees at the same cost as is charged to similarly situated active employees; provided, however, that the Company may require the Executive to elect coverage pursuant to COBRA as a condition to continuing such coverage, if and to the extent the Executive is eligible for COBRA, and to the extent that the benefits would be taxable to the Executive or the Company is unable under the terms of its health plan to continue such coverage, the Company shall in lieu of such coverage pay the Executive a taxable cash amount on a monthly basis that equals the amount necessary to purchase substantially equivalent coverage. The timing of the payments and benefits shall be the same as the timing specified in the last paragraph of Section 8.2.

12.	Code Section 409A

The entitlement to a series of installment payments under this Agreement that is subject to Code Section 409A(a)(2) shall be treated as the right to a series of separate payments for purposes of Section 409A. The Executive shall be deemed to have terminated employment for purposes of Section 8.2 and the last paragraph of Section 11 only if he has incurred a termination of employment that constitutes a “separation from service” within the meaning of Code Section 409A.

13.	Nonassignability

This Agreement and the benefits hereunder are personal to the Company and are not assignable by it; provided, however, this Agreement and the benefits hereunder may be assigned by the Company to any person acquiring all or substantially all of the assets of the Company or to any corporation into which the Company may be merged or consolidated. In the event of an assignment of this Agreement to any person acquiring all or substantially all of the assets of the Company or to any corporation into which the Company may be merged or consolidated, the title, responsibilities and duties assigned to the Executive by such successor person or corporation shall be the title, responsibilities and duties of a senior executive officer of such successor person or corporation.

The provisions of this Agreement shall be binding on and inure to the benefit of the Executive, his executors and administrators, but the Executive may not assign this Agreement.

14.	Miscellaneous

14.1	Waivers

No waiver by either party of any breach or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach or nonperformance of the same or any other provision hereof.

14.2	Notices

All notices, waivers, designations or other communications (collectively “notices”) that either party is required or permitted to give hereunder shall be in writing and delivered as follows, subject to the right of either party at any time to designate a different location for the delivery of notices:

If to the Executive:	If to the Company:

David S. Haffner	Leggett & Platt, Incorporated
No. 1 Leggett Road
Carthage, Missouri 64836
Attention: Secretary

14.3	Survival of Provisions

Sections 10 and 11 shall survive the expiration or termination of this Agreement, as shall all other provisions hereof which provide for or contemplate performance by either the Executive or the Company following the termination hereof.

14.4	Enforceability

The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.5	Entire Agreement

This Agreement embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof, including the employment agreement dated May 10, 2006, but it does not supersede the Severance Benefit Agreement.

14.6	Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri. The parties agree that any appropriate state or federal court having jurisdiction over Carthage, Missouri shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

IN WITNESS WHEREOF, the Company and the Executive have signed this Agreement as of the day and year first above written.

“EXECUTIVE”	“COMPANY”

LEGGETT & PLATT, INCORPORATED

/s/ DAVID S. HAFFNER	By	/s/ RICHARD T. FISHER
David S. Haffner		Richard T. Fisher
Board Chair